Board of Directors

Compensation Program

August 2005

PartnerRe Ltd. Board of Directors Compensation Policy

PartnerRe has developed a Board of Directors Compensation Policy to address specific objectives:

• Establish competitive pay levels on a total compensation basis
• Align the interests of Directors and shareholders by using equity as a major component of the total compensation package
• Establish one approach to Director compensation in recognition of PartnerRe’s strategy to rotate Directors’ committee assignments periodically
• Demonstrate good governance and corporate responsibility

As part of the Compensation Policy for the members of the Board of Directors and as approved by the Nominating and Governance Committee, PartnerRe offers a competitive mix of cash and equity compensation for each Director and for the Chairman.

The total compensation package for Director service consists of three components:

•	Cash compensation
•	Stock Options
•	Restricted Stock Units (RSU’s)

Cash Compensation

Members of the Board of Directors are entitled to receive cash compensation on a quarterly basis for their services.

	Annually	Quarterly
Chairman	$180,000	$45,000
Director	$50,000	$12,500

Elective Equity Incentive

Deferred Cash Compensation

Members of the Board may elect to defer part or all of their cash compensation into RSU’s. Election options include deferral of 0%, 50% or 100% of cash compensation.

Deferred cash compensation is converted into immediately vested RSU’s with a minimum delivery date restriction of 5 years.

Company Match

Should a Board member elect to defer cash into RSU’s, deferred amounts would receive an additional matching award of 25% of the deferred dollar amount. The matching award would be granted in immediately vested RSU’s with a minimum deliver date restriction of 5 years.

Stock Options

Members of the Board of Directors are entitled to receive stock options annually on the date of the shareholders Annual General Meeting.

Annually
Chairman	$120,000
Director	$100,000

The number of options granted is determined using a Black Scholes valuation. Director stock option awards are immediately vested and the grant price of the Director stock option awards is equal to the average of highest and lowest sale price on trading day immediately preceding the grant date, as per the shareholder-approved 2003 Non-Employee Directors’ Stock Plan.

RSU’s

Members of the Board of Directors are entitled to receive RSU’s on a quarterly basis for their services. The number of RSU’s awarded is determined by the dollar value award divided by the fair market value of PartnerRe Ltd. Common Shares on the grant date. RSU’s are immediately vested with a minimum delivery date restriction of 5 years.

	Annually	Quarterly
Chairman	$100,000	$25,000
Director	$80,000	$20,000

Dividend Equivalents

All RSU awards will receive quarterly dividend equivalent payments, payable in cash.

Delivery Date Restrictions

All RSU awards will have a minimum delivery date restriction of 5 years, extendable at the election of the Director to 10 years or 15 years from grant date. Upon termination of the Participant’s service for any reason other than death, the delivery deferral will be lifted six months following termination and the shares will be delivered immediately thereafter. In the case of termination for death, the delivery deferral will be lifted at termination and the shares will be immediately delivered to his or her designated beneficiary or estate, as the case may be.

Board of Directors Ownership Guidelines

Directors are asked to own a minimum amount of PartnerRe shares equal to 4x the annual cash compensation entitlement. For purposes of determining levels of ownership, both shares owned by Directors as well as RSU’s are included in each of the Director’s holdings. For Director’s who do not meet the ownership guideline, they are required to receive at least 50% of their cash compensation in RSU’s until the guideline is met.

Maximum Annual Equity Awards

All option and RSU awards made to Directors shall not exceed the maximum annual limits as stated in the PartnerRe Ltd. 2003 Non-Employee Directors Stock Plan.

Travel

The Company agrees to reimburse all business expenses related to services rendered as a Director of PartnerRe Ltd.